Exhibit 3.1

CORPORATE OFFICE PROPERTIES TRUST

ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

FIRST:                                                           The Amended and Restated Declaration of Trust of Corporate Office Properties Trust, a Maryland real estate investment trust (the “Trust”), is hereby amended by deleting Section 5.2 of Article V of the Amended and Restated Declaration of Trust in its entirety and replacing it with the following:

“Section 5.2    NUMBER AND CLASS.    The number of Trustees (hereinafter the “Trustees”) is nine (9), which number may be increased or decreased pursuant to the Bylaws of the Trust. The Trustees shall be elected at each annual meeting of shareholders in the manner provided in the Bylaws or, in order to fill any vacancy on the Board of Trustees, in the manner provided in the Bylaws. It shall not be necessary to list in the Declaration of Trust the names and addresses of any Trustees.”

SECOND:                                            The amendment to the Amended and Restated Declaration of Trust of the Trust as set forth above has been duly advised by the board of trustees and approved by the shareholders of the Trust as required by law.

THIRD:                                                       The undersigned President and Chief Executive Officer acknowledges these Articles of Amendment to be the corporate act of the Trust and as to all matters or facts required to be verified under oath, the undersigned President and Chief Executive Officer acknowledges that to the best of the President and and Chief Executive Officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Trust has caused these Articles to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Secretary on this 23rd day of May, 2008.

ATTEST:	CORPORATE OFFICE PROPERTIES TRUST

/s/ Karen M. Singer	By:	/s/ Randall M. Griffin	(SEAL)
Karen M. Singer, Secretary		Randall M. Griffin, President
and Chief Executive Officer